Exhibit 10.4

Execution Version

COMPANY HOLDERS SUPPORT AGREEMENT

This Company Holders Support Agreement (the “Company Holders Support Agreement”) is dated as of March 19, 2021 by and among SC Health Corporation., a blank check exempted company incorporated in the Cayman Islands with limited liability (“SPAC”), Rockley Photonics Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability that was formed for the purposes of consummating the transactions contemplated by the Business Combination Agreement (as defined below), (“HoldCo”), Rockley Mergersub Limited, an exempted company incorporated in the Cayman Islands with limited liability that was formed for the purposes of consummating the transactions contemplated by the Business Combination Agreement (“Merger Sub”), Rockley Photonics Limited, a company incorporated under the laws of England and Wales with company number 08683015 (the “Company”) and certain of the shareholders of the Company, whose names appear on the signature pages of this Company Holders Support Agreement (each, a “Shareholder” and collectively, the “Shareholders”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement.

RECITALS

WHEREAS, as of the date hereof each Shareholder is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of Company Ordinary Shares as set forth on Schedule I attached hereto (collectively, with respect to each Shareholder, such Shareholder’s “Owned Shares,” and such Owned Shares, together with (1) any additional Company Ordinary Shares in which such Shareholder acquires record and beneficial ownership after the date hereof, including by exercise or exchange of securities convertible or exercisable into Company Ordinary Shares, purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities and (2) any additional shares of Company Ordinary Shares with respect to which such Shareholder has the right to vote through a proxy, the “Covered Shares”);

WHEREAS, contemporaneously with the execution and delivery of this Company Holders Support Agreement, SPAC, HoldCo, Merger Sub, and the Company, have entered into a business combination agreement (as amended or modified from time to time, the “Business Combination Agreement”), dated as of the date hereof, pursuant to which, among other transactions, the Company will become a wholly-owned subsidiary of HoldCo as a result of the Exchange and SPAC will be merged with and into Merger Sub, with SPAC continuing on as the surviving entity as a directly wholly-owned subsidiary of HoldCo, on the terms and conditions set forth therein (the “Merger”); and

WHEREAS, as an inducement to SPAC, HoldCo, Merger Sub and the Company to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

COMPANY HOLDERS SUPPORT; COVENANTS

Section 1.1 Support of Company Holders.

(a) Each Shareholder, solely in his, her or its capacity as a shareholder or proxy holder of the Company, agrees irrevocably and unconditionally, subject to Section 1.1(b), that at any meeting of the shareholders of the Company, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of the Company is sought, such Shareholder shall (i) appear at each such meeting in person or by proxy or otherwise cause all of its Covered Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote or provide consent (or cause to be voted or consented), in person or by proxy, or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by such Shareholder):

(i) in favor of the transactions contemplated by the Business Combination Agreement;

(ii) in favor of the Resolutions;

(iii) against any merger agreement, merger, exchange, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other business combination proposal (other than the Business Combination Agreement and the transactions contemplated thereby);

(iv) against any proposal, action or agreement that would reasonably be expected to (A) impede, nullify, frustrate, prevent, interfere with, materially delay the consummation of, or otherwise adversely affect, any of the transactions contemplated by the Business Combination Agreement, any Ancillary Agreement, the Exchange or the Merger or any provision of this Company Holders Support Agreement, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Business Combination Agreement or any Ancillary Agreement, or (C) result in any of the conditions set forth in Article X of the Business Combination Agreement not being fulfilled; and

(v) undertakes, hereafter, to take all other necessary and desirable actions reasonably requested by the Company in connection with the transactions contemplated by the Business Combination Agreement or any Ancillary Agreement.

Each Shareholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing. The obligations of each Shareholder hereunder shall apply whether or not the Company Board or other governing body or any committee, subcommittee or subgroup thereof recommends any of the Resolutions and whether or not such board or other governing body, committee, subcommittee or subgroup thereof changes, withdraws, withholds, qualifies or modifies, or publicly proposes to change, withdraw, withhold, qualify or modify, the Company Board’s recommendation to its shareholders.

(b) The agreement of each Shareholder contained in Section 1.1(a) is conditional on HM Revenue and Customs granting clearance (a) under section 138 Taxation of Chargeable Gains Act 1992 (“TCGA”) that the anti-avoidance provisions of section 137 TCGA will not apply, and as such will not prevent section 135 TCGA from applying to the proposed transactions described in the Business Combination Agreement and (b) under section 707 Income Tax Act 2007 (“ITA”) that no notice under s698 ITA will be given in relation to the proposed transactions described in the Business Combination Agreement (the “Tax Clearance Condition”).

(c) Each Shareholder hereby covenants and agrees that such Shareholder shall not (i) enter into any voting agreement or voting trust with respect to any of such Shareholder’s Covered Shares that is inconsistent with such Shareholder’s obligations pursuant to this Company Holders Support Agreement, (ii) grant a proxy or power of attorney with respect to any of such Shareholder’s Covered Shares that is inconsistent with such Shareholder’s obligations pursuant to this Company Holders Support Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would restrict, limit or interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Company Holders Support Agreement.

Section 1.2 No Transfer. During the period commencing on the date hereof and ending on the earlier of (a) the Merger Effective Time and (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 11.1 (Termination) thereof, each Shareholder shall not, except in each case pursuant to or as contemplated by the Business Combination Agreement (including pursuant to the Schemes), directly or indirectly, sell (including short sells), offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, tender, convert, encumber, assign or otherwise transfer or dispose of or agree to transfer or dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Covered Shares owned by such Shareholder, either voluntarily or involuntarily (collectively, a “Transfer”); or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Covered Shares, provided, however, that the foregoing shall not prohibit either (i) the conversion or exchange of securities convertible into or exchangeable for Company Ordinary Shares in accordance with their terms or (ii) Transfers between such Shareholder and any Affiliate of such Shareholder or to another Shareholder of the Company that is a party to this Company Holders Support Agreement and bound by the terms and obligations hereof, so long as, prior to and as a condition to the effectiveness of any such Transfer, such transferee executes and delivers to the Company a joinder to this Company Holders Support Agreement in the form attached hereto as Annex A. Each Shareholder hereby authorizes the Company to maintain a copy of this Company Holders Support Agreement at either the executive office or the registered office of the Company.

Section 1.3 Closing Date Deliverables. On the Closing Date, each Shareholder shall deliver to SPAC, HoldCo and the Company a duly executed copy of the Registration Rights and Lock-Up Agreement, by and among HoldCo, each Shareholder and the Other SPAC Investors.

Section 1.4 Further Assurances. Subject to the satisfaction of the Tax Clearance Condition, each Shareholder shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the Schemes, Exchange and Merger and the other applicable transactions contemplated by the Business Combination Agreement on the terms and subject to the conditions set forth therein and herein and shall not take any action that would reasonably be expected to prevent or delay the satisfaction of any of the conditions to the Schemes, Exchange and Merger and the other applicable transactions contemplated by the Business Combination Agreement set forth in Article X of the Business Combination Agreement. Each Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against SPAC, SPAC’s Affiliates, the Sponsor, Holdco, or the Company or any of their respective successors and assigns with respect to the negotiation, execution or delivery of this Company Holders Support Agreement , the Business Combination Agreement (including all transactions contemplated by the Business Combination Agreement) or any other Ancillary Document, in each case to the extent relating to facts, matters, circumstances or events that existed or occurred on prior to the Closing. Further, each Shareholder also agrees that Articles 9.12 (Confidentiality) and 12.12 (Publicity) of the Business Combination Agreement should apply to such Shareholder mutatis mutandis and such Shareholder shall agree to be bound by the same as if such Shareholder were a party to the Business Combination Agreement.

Section 1.5 Acquisition Proposals.

(a) From the date hereof until the Closing Date or, if earlier, the termination of this Company Holders Support Agreement in accordance with Section 3.1, each Shareholder: (i) shall not, directly or indirectly initiate, solicit or engage in any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (ii) execute or enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other arrangement or agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, (iv) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or (v) agree or otherwise commit to enter into or engage in any of the foregoing. Each Shareholder also agrees that immediately following the execution of this Company Holders Support Agreement it shall cease any solicitations, discussions or negotiations with any Person (other than the parties to the Business Combination Agreement and their respective representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. Each Shareholder shall promptly (and in any event within two (2) Business Days) notify, in writing, SPAC of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, which notice shall include a summary of the material terms of such inquiry, proposal, offer or request for information. Each Shareholder shall promptly (and in any event within twenty-four (24) hours) keep SPAC reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto).

(b) Notwithstanding anything in this Company Holders Support Agreement to the contrary, (i) each such Shareholder shall not be responsible for the actions of the Company or the Company Board (or any committee thereof), any subsidiary of the Company, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (collectively, the “Company Related Parties”), (ii) each such Shareholder makes no representations or warranties with respect to the actions of any of the Company Related Parties, and (iii) any breach by the Company of its obligations under Section 7.5 (Acquisition Proposals) of the Business Combination Agreement shall not be considered a breach of this Section 1.5 (it being understood that, for the avoidance of doubt, such Shareholder or his, her or its representatives (other than any such representative that is a Company Related Party) shall remain responsible for any breach by such Shareholder or his, her or its representatives of this Section 1.5).

Section 1.6 Disclosure. Such Shareholder hereby authorizes the Company, HoldCo and SPAC to publish and disclose in any announcement or disclosure required by the SEC such Shareholder’s identity and ownership of the Covered Shares and the nature of such Shareholder’s obligations under this Company Holders Support Agreement. The Shareholder will promptly provide any information reasonably requested by SPAC, Holdco or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Business Combination Agreement (including filings with the SEC), except for any information that is subject to attorney-client privilege (provided, that to the extent reasonably possible, the parties shall cooperate in good faith to permit the provision and/or disclosure of such information in a manner that preserves such privilege), to the extent permitted by applicable Law.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of each Shareholder. Each Shareholder represents and warrants, severally (and not jointly and severally) as to itself only, as of the date hereof to HoldCo, SPAC and the Company as follows:

(a) Organization; Due Authorization. (i) if the Shareholder is a natural person, he or she has all the requisite power and authority and has taken all action necessary in order to execute and deliver this Company Holders Support Agreement, to perform his or her obligations hereunder and to consummate the transaction contemplated hereby, and (ii) if the Shareholder is not a natural person, (A) is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Company Holders Support

Agreement and the consummation of the transactions contemplated hereby are within each Shareholder’s power and authority and have been (i) duly and validly authorized and approved by such Shareholder’s Board and (ii) determined by such Shareholder’s Board as advisable to such Shareholder and such Shareholder’s shareholders and recommended for approval by such Shareholder’s shareholders. This Company Holders Support Agreement has been duly executed and delivered by each Shareholder and, assuming due authorization, execution and delivery by the other parties to this Company Holders Support Agreement, this Company Holders Support Agreement constitutes a legally valid and binding obligation of each Shareholder, enforceable against each Shareholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and general principles of equity). If this Company Holders Support Agreement is being executed in a representative or fiduciary capacity, the Person signing this Company Holders Support Agreement has full power and authority to enter into this Company Holders Support Agreement on behalf of said Shareholder.

(b) Ownership. Each Shareholder is the record, legal and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Shareholder’s Covered Shares listed on Schedule I hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Covered Shares (other than transfer restrictions under the Securities Act)) affecting any such Covered Shares, other than Liens pursuant to (i) this Company Holders Support Agreement, (ii) if applicable, the Shareholder’s Governing Documents, (iii) the Business Combination Agreement, or (iv) any applicable securities Laws. The execution, delivery and performance of this Company Holders Support Agreement by each Shareholder does not, and the consummation of the transactions contemplated hereby and the other transactions contemplated by the Business Combination Agreement will not, constitute or result in, with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of each Shareholder pursuant to any Contracts binding upon any Shareholder or, assuming (solely with respect to performance of this Company Holders Support Agreement and the transactions contemplated hereby) compliance with the matters referred to in Section 2.1(i), under any applicable Law to which each Shareholder is subject. Each Shareholder’s Covered Shares are the only equity securities in the Company owned of record or beneficially by such Shareholder on the date of this Company Holders Support Agreement, and none of such Shareholder’s Covered Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Covered Shares, except as provided hereunder.

(c) No Conflicts. The execution and delivery of this Company Holders Support Agreement by each Shareholder does not, and the performance by each Shareholder of its obligations hereunder and other transactions contemplated by the Business Combination Agreement will not, (i) conflict with or result in a violation of the organizational documents of such Shareholder that is not a natural person or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Shareholder or such Shareholder’s Covered Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Shareholder of its, his or her obligations under this Company Holders Support Agreement.

(d) Litigation. There is no action, proceeding or investigation pending against any Shareholder or, to the knowledge of any Shareholder, threatened against any Shareholder that questions the beneficial or record ownership of the Shareholder’s Owned Shares, the validity of this Company Holders Support Agreement or which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by each Shareholder of its, his or her obligations under this Company Holders Support Agreement.

(e) Brokerage Fees. Except as described on Section 4.16 of the Company Disclosure Letter provided in connection with the Business Combination Agreement, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by each Shareholder, for which SPAC or any of its Affiliates may become liable.

(f) Acknowledgment. Each Shareholder understands and acknowledges that each of SPAC, the Company and HoldCo is entering into the Business Combination Agreement in reliance upon such Shareholder’s execution and delivery of this Company Holders Support Agreement.

(g) Each Shareholder has had adequate information concerning the business and financial condition of SPAC and the Company to make an informed decision regarding this Company Holders Support Agreement and the transactions contemplated by the Business Combination Agreement and has independently and without reliance upon the SPAC or the Company and based on such information as each Shareholder has deemed appropriate, made its own analysis and decision to enter into this Company Holders Support Agreement . The Shareholder acknowledges that SPAC and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Company Holders Support Agreement. Each Shareholder acknowledges that the agreements contained herein with respect to the Covered Shares held by each Shareholder are irrevocable.

(h) Each Shareholder understands and acknowledges that each of SPAC Holdco, the Company and Merger Sub is entering into the Business Combination Agreement in reliance upon each Shareholder’s execution and delivery of this Company Holders Support Agreement and the representations, warranties, covenants and other agreements of each Shareholder contained herein.

(i) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by each Shareholder from, or to be given by each Shareholder to, or be made by each Shareholder with, any Governmental Entity in connection with the execution, delivery and performance by each Shareholder of this Company Holders Support Agreement , the consummation of the transactions contemplated hereby and the other transactions contemplated by the Business Combination Agreement.

(j) No Other Representations or Warranties. Except for the representations and warranties made by each Shareholder in this ARTICLE II or in any other Ancillary Agreement to which such Shareholder is a party, no Shareholder makes any express or implied representation or warranty to SPAC, the Company or HoldCo in connection with this Company Holders Support Agreement or the transactions contemplated by this Company Holders Support Agreement, and each Shareholder expressly disclaims any such other representations or warranties.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination. This Company Holders Support Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the termination of the Business Combination Agreement in accordance with its terms, (b) the Merger Effective Time and (c) the written agreement of each Shareholder, SPAC, HoldCo, Merger Sub and the Company. Upon such termination of this Company Holders Support Agreement, all obligations of the parties under this Company Holders Support Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Company Holders Support Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Company Holders Support Agreement prior to such termination. This ARTICLE III shall survive the termination of this Company Holders Support Agreement.

Section 3.2 Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 12.7 (Governing Law) and 12.14 (Jurisdiction; Waiver of Jury Trial) of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis.

Section 3.3 Non-Circumvention. Each Shareholder agrees that it shall not, and shall cause its Affiliates not to, indirectly accomplish that which it is not permitted to accomplish directly under this Company Holders Support Agreement pursuant to provisions of this Company Holders Support Agreement that have not been terminated pursuant to Section 3.1.

Section 3.4 Inconsistent Actions. Each Shareholder agrees, while this Company Holders Support Agreement is in effect, not to take or agree or commit to take any action that would make any representation and warranty of such Shareholder contained in this Company Holders Support Agreement inaccurate or has the effect of preventing or disabling such Shareholder from performing its obligations under this Company Holders Support Agreement.

Section 3.5 Assignment. This Company Holders Support Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Company Holders Support Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of all of the other parties hereto.

Section 3.6 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Company Holders Support Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Company Holders Support Agreement and to enforce specifically the terms and provisions of this Company Holders Support Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 3.7 Amendment. This Company Holders Support Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by SPAC, HoldCo, Merger Sub, the Company and each Shareholder.

Section 3.8 Severability. If any provision of this Company Holders Support Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Company Holders Support Agreement will remain in full force and effect. Any provision of this Company Holders Support Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Company Holders Support Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by the Business Combination Agreement, any Ancillary Agreement, the Exchange or the Merger be consummated as originally contemplated to the fullest extent possible.

Section 3.9 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to SPAC, prior to the Closing, or to SPAC after the Effective Time, to:

SC Health Corporation

108 Robinson Road #10-00

Singapore 068900

Republic of Singapore

Attention: Jeri Kewk

AJ Coloma

Eric Teo

Terence Fong

Aaron Wee

Clement Chen

Email: jeri.kwek@sincapital.com

aj.coloma@sincapital.com

eric.teo@sincapital.com

terence.fong@sincapital.com

aaron.wee@sincapital.com

Clement.Chen@sincapital.com

with copies to (which shall not constitute notice):

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036-8704

United States of America

Attention: Carl Marcellino

Elizabeth Todd

Email: Carl.Marcellino@ropesgray.com

Elizabeth.Todd@ropesgray.com

(b) If to the Company, HoldCo or Merger Sub to:

Rockley Photonics Holdings Limited

3rd Floor

1 Ashley Road

Altrincham, Cheshire

United Kingdom, WA14 2DT

Attention: Dr. Andrew Rickman

Email: andrew.rickman@rockleyphotonics.com

with copies to (which shall not constitute notice):

Pillsbury Winthrop Shaw Pittman LLP

31 West 52nd Street

New York, New York 10019

United States of America

Attention: James Masetti

Jarrod Murphy

Email: jim.masetti@pillsburylaw.com

jarrod.murphy@pillsburylaw.com

(c) If to each Shareholder, to the address or email address set forth opposite such Shareholder’s name on Schedule I, or in the absence of such address or email address being set forth on Schedule I, the address (including email) set forth in the Company’s books and records, with copies (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

31 West 52nd Street

New York, New York 10019

United States of America

Attention: James Masetti

Jarrod Murphy

Email: jim.masetti@pillsburylaw.com

jarrod.murphy@pillsburylaw.com

Section 3.10 Counterparts. This Company Holders Support Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.11 Entire Agreement. This Company Holders Support Agreement and the agreements referenced herein and contemplated hereby constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

Section 3.12 Capacity as a Shareholder. Notwithstanding anything herein to the contrary, each Shareholder signs this Company Holders Support Agreement solely in the Shareholder’s capacity as a Shareholder or proxy holder of the Company, and not in any other capacity and this Company Holders Support Agreement shall not limit, prevent or otherwise affect the actions of such Shareholder or any Affiliate, employee or designee of such Shareholder or any of their respective Affiliates in his or her capacity, if applicable, as an officer or director of the Company (or any Subsidiary of the Company) or any other Person, including in the exercise of his or her fiduciary duties as a director or officer of the Company or any Subsidiary of the Company. No Shareholder shall be liable or responsible for any breach, default, or violation of any representation, warranty, covenant or agreement by any other Shareholder that is also a party hereto and each Shareholder shall solely be required to perform its obligations hereunder in its individual capacity.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the SPAC, HoldCo, Merger Sub, the Company and the Shareholders have each caused this Company Holders Support Agreement to be duly executed as of the date first written above.

SPAC:

SC HEALTH CORPORATION.

By:	/s/ Angelo John Coloma
Name: Angelo John Coloma
Title: Chief Executive Officer

[Signature Page to Company Holders Support Agreement]

COMPANY:

ROCKLEY PHOTONICS LIMITED

By:	/s/ Dr. Andrew George Rickman
Name: Dr. Andrew George Rickman
Title: Chief Executive Officer

[Signature Page to Company Holders Support Agreement]

HOLDCO:

ROCKLEY PHOTONICS HOLDINGS LIMITED

By:	/s/ Dr. Andrew George Rickman
Name: Dr. Andrew George Rickman
Title: Director

[Signature Page to Company Holders Support Agreement]

MERGER SUB:

ROCKLEY MERGERSUB LIMITED

By:	/s/ Dr. Andrew George Rickman
Name: Dr. Andrew George Rickman
Title: Director

[Signature Page to Company Holders Support Agreement]

SHAREHOLDERS:

HENGTONG OPTIC-ELECTRIC INTERNATIONAL CO. LIMITED

By:	/s/ Jicheng Yin
Name: Jicheng Yin
Title: Director

[Signature Page to Company Holders Support Agreement]

MORNINGSIDE TECHNOLOGY VENTURES LTD

By:	/s/ Jill Marie Franklin
Name: Jill Marie Franklin
Title: Authorized Signatory

[Signature Page to Company Holders Support Agreement]

MOULTON GOODIES LTD

By:	/s/ Justin Jager
Name: Justin Jager
Title: Director of Artemis Corporate Services Limited

[Signature Page to Company Holders Support Agreement]

RICHARD VON TSCHARNER

By:	/s/ Richard Von Tscharner
Name:

[Signature Page to Company Holders Support Agreement]

AARON ZILKIE

By:	/s/ Aaron Zilkie
Name:

[Signature Page to Company Holders Support Agreement]

Schedule I

Shareholder Covered Shares

Shareholder	Notice	Company Ordinary Shares
Hengtong Optic-Electric International Co. Limited	88 Hengtong Road, Qidu Town, Wujiang District, Jiangsu Province, China	2,798,195
Morningside Technology Ventures Ltd	2nd Floor, Le Prince de Galles, 3-5 Avenue des Citronniers, MC 98000, Monaco	1,073,711
Moulton Goodies Ltd	Trafalgar Court, 2nd Floor East Wing, Admiral Park, St Peter Port, GY1 3EL, Guernsey	1,194,410
Richard von Tscharner	Villa 42, 353/AL SAFFA FIRST - 25th Street, PO Box 900179, Al Safa, Dubai, United Arab Emirates	2,397,801
Aaron Zilkie	2190 Paloma Street, Pasadena CA 91104, United States	1,000,000

[Schedule I to Company Holders Support Agreement]

Annex A

Form of Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Company Holders Support Agreement, dated as of March 19, 2021 (as amended, supplemented or otherwise modified from time to time, the “Support Agreement”), by and among SC Health Corporation., a blank check exempted company incorporated in the Cayman Islands with limited liability (“SPAC”), Rockley Photonics Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability that was formed for the purposes of consummating the transactions contemplated by the Business Combination Agreement (as defined below), (“HoldCo”), Rockley Mergersub Limited, an exempted company incorporated in the Cayman Islands with limited liability that was formed for the purposes of consummating the transactions contemplated by the Business Combination Agreement (“Merger Sub”), Rockley Photonics Limited, a company incorporated under the laws of England and Wales with company number 08683015 (the “Company”) and certain of the shareholders of the Company, whose names appear on the signature pages of this Company Holders Support Agreement (each, a “Shareholder” and collectively, the “Shareholders”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Company Holders Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Shareholder” under, the Company Holders Support Agreement as of the date hereof and shall have all of the rights and obligations of a Shareholder as if it had executed the Company Holders Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Company Holders Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date: __________, 20__
By:
Name:
Title:

Address for Notices:

With copies to:

[Annex A to Company Holders Support Agreement]